                                                                   Exhibit 99.4

                        FIRST USA, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    March 31,       June 30,
                                                       1997           1996
                                                   -----------    ------------
                                                   (Unaudited)    (See Note A)
ASSETS
 Cash and due from banks                           $   193,301     $  254,553
 Short-term investments                                  6,801         40,701
 Federal funds sold                                    245,732         97,450
                                                   -----------     ----------
   Cash and cash equivalents                           445,834        392,704
 Investments, at cost (market value of
   $3,689,816 and $2,875,309 at March 31,
   1997 and June 30, 1996, respectively)             3,685,815      2,903,091
 Loans                                               4,994,421      3,564,434
   Allowance for possible credit losses               (124,435)       (74,163)
                                                   -----------     ----------
     Net loans                                       4,869,986      3,490,271
 Premises and equipment, net                           116,969        116,666
 Accrued interest receivable                            72,963         51,558
 Due from securitizations                              287,300        182,462
 Customer base intangible, net                          29,799         70,008
 Other assets                                          716,988        501,741
                                                   -----------     ----------
                                                   $10,225,654     $7,708,501
                                                   ===========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
 Bank notes and other borrowings                   $ 5,152,630     $3,356,506
 Interest-bearing deposits                           1,618,899      1,460,321
 Federal funds purchased                             1,516,522      1,308,460
 Accrued interest payable                               73,046         60,246
 Accrued expenses and other liabilities                357,650        409,088
                                                   -----------     ----------
                                                     8,718,747      6,594,621
                                                   -----------     ----------
 Company-obligated mandatorily redeemable
   preferred securities of subsidiary trust
   holding solely subordinated debentures
   of the Company                                      200,000             --

 Stockholders' equity
   6-1/4% mandatory convertible preferred
    stock, $.01 par value                                   58             58
   Common stock, $.01 par value                          1,235          1,210
   Additional paid-in capital                          623,321        568,840
   Retained earnings                                   682,293        543,772
                                                   -----------     ----------
                                                     1,306,907      1,113,880
                                                   -----------     ----------
                                                   $10,225,654     $7,708,501
                                                   ===========     ==========

See Notes to Interim Condensed Consolidated Financial Statements.

                        FIRST USA, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            Three Months Ended              Nine Months Ended
                                                 March 31,                      March 31,
                                       ----------------------------   ----------------------------
                                                           1996                           1996
                                           1997         As Restated       1997         As Restated
                                       ------------    ------------   ------------    ------------
                                                       (See Note A)                   (See Note A)
INTEREST INCOME
 Loans                                 $     91,063    $     97,596   $    277,163    $    255,757
 Investments                                 57,099          46,007        161,621         131,333
 Federal funds sold                           5,537           1,399         11,716           5,180
                                       ------------    ------------   ------------    ------------
  Total Interest Income                     153,699         145,002        450,500         392,270

INTEREST EXPENSE
 Bank notes and other borrowings             75,154          56,466        198,950         151,417
 Deposits                                    25,630          26,298         69,734          90,926
 Federal funds purchased                     21,267          20,883         64,022          56,312
                                       ------------    ------------   ------------    ------------
  Total Interest Expense                    122,051         103,647        332,706         298,655
                                       ------------    ------------   ------------    ------------
NET INTEREST INCOME                          31,648          41,355        117,794          93,615
PROVISION FOR POSSIBLE CREDIT LOSSES         36,928          25,704        142,305          66,607
                                       ------------    ------------   ------------    ------------
NET INTEREST INCOME (EXPENSE)
AFTER PROVISION FOR POSSIBLE
CREDIT LOSSES                                (5,280)         15,651        (24,511)         27,008

OTHER OPERATING INCOME
 Securitization income                      250,030         243,176        760,300         723,950
 Gain on sale of subsidiary
  common stock                                3,435              --        110,313              --
 Interchange income                           9,686          12,023         35,061          19,676
 Fee income                                   8,249           7,379         24,635          20,967
 Other                                       17,193          29,940         98,855          77,209
                                       ------------    ------------   ------------    ------------
  Total Other Operating Income              288,593         292,518      1,029,164         841,802

OTHER OPERATING EXPENSE
 Postage, shipping, stationery
  and supplies                               61,409          39,123        162,870         143,444
 Salaries and employee benefits              44,421          39,988        144,675         105,946
 Data processing and communications          37,986          26,474        109,589          78,658
 Occupancy and equipment                     15,343          12,588         48,893          34,079
 Amortization of intangibles                 13,345          14,080         43,880          41,778
 Other                                       68,322          42,457        228,432         150,862
                                       ------------    ------------   ------------    ------------
  Total Other Operating Expense             240,826         174,710        738,339         554,767
                                       ------------    ------------   ------------    ------------

INCOME BEFORE INCOME TAXES AND
SUBSIDIARY TRUST DISTRIBUTIONS               42,487         133,459        266,314         314,043
Provision for income taxes                   15,330          48,460         95,599         115,082
Distributions on preferred
 securities of subsidiary trust,
 net of taxes                                 3,033              --          3,403              --
                                       ------------    ------------   ------------    ------------
NET INCOME                             $     24,124    $     84,999   $    167,312    $    198,961
                                       ============    ============   ============    ============

Net income per share                   $       0.17    $       0.63   $       1.22    $       1.49
                                       ============    ============   ============    ============

Weighted average common and common
 equivalent shares outstanding          139,103,428     134,130,350    137,450,101     133,388,746
                                       ============    ============   ============    ============

Cash dividends paid per common share   $       0.06    $       0.03   $      0.165    $       0.09
                                       ============    ============   ============    ============

Cash dividends paid per
 preferred share                       $      0.498    $      0.498   $      1.494    $      1.494
                                       ============    ============   ============    ============

See Notes to Interim Condensed Consolidated Financial Statements.

                        FIRST USA, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                            Nine Months Ended
                                                                March 31,
                                                        --------------------------
                                                            1997          1996
                                                        -----------   ------------
                                                                      (See Note A)
OPERATING ACTIVITIES
 Net income                                             $   167,312    $   198,961
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Gain on sale of subsidiary common stock                 (110,313)            --
   Gains on securitization transactions, net
    of amortization                                          14,911        (92,907)
   Provision for possible credit losses                     142,305         66,607
   Provision for depreciation and amortization               93,036         81,035
   Equity in earnings of subsidiary                          (7,558)            --
   Net changes in operating assets and liabilities:
     Accrued interest receivable                            (21,474)       (14,439)
     Accrued interest payable                                13,359         (4,347)
     Accrued expenses and other liabilities                 (19,164)         3,694
   Other operating activities                              (224,936)        54,636
                                                        -----------    -----------

           NET CASH PROVIDED BY OPERATING ACTIVITIES         47,478        293,240

INVESTING ACTIVITIES
 Proceeds from maturities of investments                    590,308        492,754
 Purchases of investments                                (1,398,727)    (1,120,966)
 Net increase in loans, excluding acquisitions
  and sales                                              (5,286,865)    (5,224,239)
 Proceeds from sales of loans                             3,740,522      4,914,292
 Proceeds from sale of subsidiary common stock              144,307             --
 Purchases of merchant portfolios, processing
  services and other acquisitions                          (192,871)       (39,806)
 Purchases of premises and equipment                        (59,965)       (58,237)
 Other investing activities                                   2,401        (21,700)
                                                        -----------    -----------

              NET CASH USED FOR INVESTING ACTIVITIES     (2,460,890)    (1,057,902)

FINANCING ACTIVITIES
 Dividends paid to common stockholders                      (20,200)       (10,555)
 Dividends paid to preferred stockholders                    (8,591)        (8,591)
 Issuance of common stock, net                               33,556         11,739
 Issuance of First USA Paymentech, Inc. common
  stock, net                                                     --        134,298
 Net payments to trustees relating to securitizations        (7,336)        (3,931)
 Net increase in bank notes and other borrowings          1,896,839        801,574
 Net increase (decrease) in interest-bearing deposits       166,212       (499,858)
 Net increase in federal funds purchased                    208,062        687,285
 Issuance of subsidiary trust mandatorily redeemable
  preferred securities                                      198,000             --
                                                        -----------    -----------

           NET CASH PROVIDED BY FINANCING ACTIVITIES      2,466,542      1,111,961
                                                        -----------    -----------

               INCREASE IN CASH AND CASH EQUIVALENTS         53,130        347,299
Cash and cash equivalents at beginning of period            392,704        236,778
                                                        -----------    -----------

          CASH AND CASH EQUIVALENTS AT END OF PERIOD    $   445,834    $   584,077
                                                        ===========    ===========

See Notes to Interim Condensed Consolidated Financial Statements.

                        FIRST USA, INC. AND SUBSIDIARIES
          NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE A - BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of First USA, Inc. and its subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For purposes of comparability, certain prior period amounts have been reclassified. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in Amendment No. 1 on Form 10-K/A to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

     The Company has restated its prior period financial statements to properly reflect the two items described below. This restatement did not effect the Company's net cash flows, liquidity or regulatory capital compliance, nor did the restatement have an effect on the Company's fiscal 1996 net income. The restatement did however affect previously reported quarterly results for the 1996 fiscal year.

     The Company has previously not recorded gains on securitization transactions consistent with the Company's belief and common industry assumption that such gains would not be significant due to the relatively short life of the outstanding balances and the narrow spread between the account yield and the sum of the cost of servicing these accounts and investor yield on the securitizations. As a result of a more detailed analysis of gains on all securitizations of credit card receivable balances performed in the preparation for the adoption of Statement of Financial Accounting Standards ("SFAS") No. 125, which is effective January 1, 1997, the Company restated its financial statements to recognize gains in prior periods.

     In addition, the Company has been deferring the costs to solicit new accounts. These costs were deferred and matched with the future revenues from these new accounts over a twelve-month period. The average life of these new accounts, including all annual renewals, is expected to be seven years. During the course of a review of the Company's accounting policies in connection with the Company's pending merger with BANC ONE CORPORATION ("Banc One"), the Company learned that, while its deferred costs were paid to independent third parties, these costs were not eligible for deferral and that its accounting policy regarding such solicitation costs did not conform with the accounting policy of Banc One. As a result, the Company has restated its financial statements to expense these costs in the period such costs were incurred.

     The effect of these changes for the three and nine months ended March 31, 1996 was an increase to net income of $20.9 million, or $0.15 per share, and $21.0 million, or $0.16 per share, respectively.

     On October 16, 1996, the Company's Board of Directors approved a two-for-one common stock split and increased the quarterly cash dividend to $0.06 per share on a post-split basis. The two-for-one common stock split was effected in the form of a 100% stock dividend payable November 12, 1996, to stockholders of record on October 28, 1996. The financial statements presented reflect the retroactive treatment of this stock split.

                        FIRST USA, INC. AND SUBSIDIARIES
          NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE B - MERGER WITH BANC ONE CORPORATION

     On January 19, 1997, the Company and Banc One entered into an Agreement and Plan of Merger, amended as of April 23, 1997, (as amended, the "Merger Agreement") pursuant to which the Company would merge with and into Banc One and Banc One would be the surviving corporation (the "Merger"). Pursuant to the Merger Agreement, each share of the Company's common stock will be converted into 1.1659 shares of Banc One common stock (the "Common Exchange Ratio"). The Merger will qualify as a tax-free reorganization under the Internal Revenue Code. Banc One intends to account for the Merger under the pooling of interests method of accounting.

     Pursuant to the Merger Agreement, certain benefits of the Company's employees vest upon approval of the Merger by the stockholders of the Company. In particular, all of the Company's outstanding stock options will vest, restrictions previously placed upon certain stock grants will lapse and the loans pursuant to the First USA Paymentech, Inc. ("Paymentech") stock loan program will be forgiven. The Company expects to incur additional costs related to the Merger, all of which will be expensed upon consummation of the Merger.

     The Merger is subject to approvals by the shareholders of the Company and Banc One and the receipt of all required regulatory approvals. Banc One has received all required regulatory approvals. The Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the appropriate state banking regulators have approved the Merger or have notified Banc One that they do not disapprove of the Merger, as the case may be. The Merger is expected to close in the second quarter of calendar 1997.

NOTE C - ALLOWANCE FOR POSSIBLE CREDIT LOSSES

     The activity in the allowance for possible credit losses is as follows:

                                          Three Months Ended       Nine Months Ended
                                               March 31,                March 31,
                                         --------------------    ---------------------
                                           1997        1996        1997         1996
                                         --------    --------    ---------    --------
                                                 (Dollars in thousands)
Beginning allowance for possible
 credit losses                           $122,587    $ 70,015    $  74,163    $ 66,000
Provision for possible credit losses       36,928      25,704      142,305      66,607
Recoveries of loans previously
 charged off                                7,548       1,935       11,411       5,595
Loans charged off                         (42,628)    (25,581)    (103,444)    (66,129)
                                         --------    --------    ---------    --------
Ending allowance for possible
 credit losses                           $124,435    $ 72,073    $ 124,435    $ 72,073
                                         ========    ========    =========    ========

Ending allowance as a % of total loans        2.5 %       2.1 %        2.5 %       2.1 %
                                         ========    ========    =========    ========

     The provision for possible credit losses for the nine months ended March 31, 1997 includes an increase in the allowance for possible credit losses of $50.3 million due primarily to an increase in on-balance-sheet loans.

                        FIRST USA, INC. AND SUBSIDIARIES
          NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE D - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     At March 31, 1997 and June 30, 1996, the Company had interest rate swap agreements with notional amounts totaling approximately $2.2 billion and $2.1 billion, respectively. The Company enters into interest rate swap agreements to convert fixed rate liabilities to floating rate liabilities as an efficient alternative to floating rate funding sources.

NOTE E - ASSET SECURITIZATION

     The Company had outstanding securitizations of credit card loans of $18.2 billion and $15.2 billion at March 31, 1997 and June 30, 1996, respectively. These transactions have been recorded as sales and the Company recognized gains based upon the present value of net interest income and credit card fees less estimated credit losses and servicing fees over the lives of the securitized loans.

     The Company adopted SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," for all securitization transactions occurring subsequent to December 31, 1996, including transfers of receivables pursuant to existing securitization structures that occurred after December 31, 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. In addition, the statement provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings and provides implementation guidance for securitization transactions and repurchase agreements. Because the Company restated its financial statements, and therefore has recorded gains on securitization transactions as a result of the restatement, the adoption of SFAS No. 125 had no material effect on the Company's consolidated financial statements as of and for the three months ended March 31, 1997.

NOTE F - PAYMENTECH PUBLIC OFFERING

     In December 1996, Paymentech completed a public offering pursuant to which the Company and Paymentech sold 4.4 million and 3.1 million shares of Paymentech common stock, respectively, for $34 per share. Net proceeds to the Company from the sale of a portion of its investment in Paymentech were $144.3 million and the Company recognized a pre-tax gain of $110.3 million for the nine months ended March 31, 1997, which is included in other operating income. As a result of the offerings, the Company's ownership in Paymentech was reduced from 77% to 57%.

     The Company currently accounts for its investment in Paymentech under the equity method due to the Company's and Banc One's plans to further reduce Banc One's ownership in Paymentech subsequent to the Merger, but only in a manner that will preserve the "pooling of interests" accounting treatment of the Merger, and due to the insignificance of the Company's investment in Paymentech to its consolidated financial statements. The Company previously consolidated Paymentech in its financial statements.

NOTE G - COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY SUBORDINATED DEBENTURES OF THE COMPANY

     During the quarter ended December 31, 1996, First USA Capital Trust I (the "Capital Trust"), a wholly owned Delaware business trust, completed a $200 million underwritten offering of 9.33% tax deductible mandatorily redeemable preferred securities. The Capital Trust invested the proceeds from the securities in junior subordinated debentures, due January 15, 2027, issued by the Company. Proceeds from the sale of the junior subordinated debentures by the Company were used for general corporate purposes, including capital contributions to operating subsidiaries.

                        FIRST USA, INC. AND SUBSIDIARIES
          NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE G - COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY SUBORDINATED DEBENTURES OF THE COMPANY --CONTINUED

     The Company and the Capital Trust agreed, pursuant to the registration rights agreement, to register new capital securities that are identical in most material respects with the Securities and Exchange Commission (the "SEC") and to exchange the new capital securities for those that were offered in December 1996. The Company and the Capital Trust have accordingly filed a registration statement on Form S-4 with the SEC to register the new capital securities and expect to complete the exchange offer in the second quarter of 1997.

NOTE H - NET INCOME PER SHARE

     Net income per share for the three and nine months ended March 31, 1997 and 1996 was calculated as follows:

                                              Three Months Ended            Nine Months Ended
                                                  March 31,                     March 31,
                                         ---------------------------   ---------------------------
                                             1997           1996           1997           1996
                                         ------------   ------------   ------------   ------------
                                               (Dollars in thousands, except per share data)
Net income                               $     24,124   $     84,999   $    167,312   $    198,961
                                         ============   ============   ============   ============

Average common shares outstanding         123,289,848    119,500,048    122,399,287    118,630,238
Common stock equivalents:
 Stock options                              6,227,279      5,047,352      5,464,513      5,175,558
 Mandatory convertible preferred stock      9,586,301      9,582,950      9,586,301      9,582,950
                                         ------------   ------------   ------------   ------------
Weighted average common and common
 equivalent shares outstanding            139,103,428    134,130,350    137,450,101    133,388,746
                                         ============   ============   ============   ============

Net income per share                     $       0.17   $       0.63   $       1.22   $       1.49
                                         ============   ============   ============   ============